Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
BANYAN RAIL SERVICES INC.

ARTICLE FIRST:       The name of the Corporation is Banyan Rail Services Inc.

ARTICLE SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD:      (a)      Authorized Capital Stock.  The aggregate number of shares of all classes of stock that the Corporation is authorized to issue is 76,000,000 shares, consisting of:

(i)       75,000,000 shares of common stock, par value $0.01 per share (collectively, the “Common Stock”); and

(ii)      1,000,000 shares of serial preferred stock, par value $0.01 per share (collectively, the “Preferred Stock”).

(b)       Common Stock.

(i)      Powers, Preferences and Rights.  Except as may otherwise be provided by this Certificate of Incorporation, as may be amended from time to time by resolutions of the Board of Directors designating a class or series of Preferred Stock pursuant to Section 3(c) hereof (this “Certificate of Incorporation”), or by the Delaware General Corporation Law, the powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical.

(ii)     Voting Rights.  Except as may otherwise be provided by this Certificate of Incorporation or by the Delaware General Corporation Law, (A) all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock and (B) each holder of Common Stock shall be entitled to one vote for each share held of record on the applicable record date on all matters presented for a vote of the stockholders of the Corporation, including, without limitation, the election of directors.

(iii)    Dividends.  Except as may otherwise be provided by this Certificate of Incorporation or by the Delaware General Corporation Law, if, as and when dividends on the Common Stock are declared payable from time to time by the Board of Directors out of funds legally available therefor as provided in this Section 3(b)(iii), whether payable in cash, property, stock or other securities, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends.

(iv)    Liquidating Distributions.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any sale or conveyance of all or substantially all of the assets of the Corporation, after payment or provision for payment of all the liabilities of the Corporation and the expenses of liquidation, and after the holders of the Preferred Stock shall have been paid in full the amounts, if any, to which they are entitled or a sum sufficient for such payment in full shall have been set aside, the remaining assets of the Corporation available for distribution shall be distributed ratably to the holders of the Common Stock in accordance with their respective rights and interests.  For the purpose of this Section 3(b)(iv), a merger, consolidation, sale or conveyance shall not be deemed to be a liquidation or winding up of the Corporation unless the transaction provides for the cessation of the business of the Corporation.

(c)           Preferred Stock.

(i)      Designations by Board of Directors.  The Preferred Stock may be issued from time to time in one or more classes or series with such voting rights, full or limited, or without voting rights, and with such designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions as are stated herein and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinafter prescribed.

(ii)     Terms of the Preferred Stock.  Subject to the rights of the holders of the Common Stock, authority is hereby expressly granted to and vested in the Board of Directors or any designated committee thereof to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings to fully effectuate the issuance and redemption of any such Preferred Stock and, with respect to each class or series of Preferred Stock, to fix and state from time to time, by resolution or resolutions providing for the issuance thereof, the following:

  (A)      the number of shares to constitute the class or series and the designations thereof;

  (B)      whether the class or series is to have voting rights, full or limited, or to be without voting rights;

  (C)      the preferences and relative, participating, optional or special rights, if any, and qualifications, limitations or restrictions thereof, if any, of the class or series;

  (D)      whether the shares of the class or series will be redeemable and, if redeemable, the redemption price or prices and the time or times at which, and the terms and conditions upon which, such shares will be redeemable and the manner of redemption;

  (E)      whether the shares of the class or series will be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking funds are to be established, the annual amount thereof and the terms and conditions relative to the operation thereof;

  (F)      the dividend rate, whether dividends are payable in cash, stock or otherwise, the conditions upon which and the times when such dividends are payable, the preference or relation to the payment of dividends on any other class or series of stock, whether or not such dividends will be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends will accumulate;

  (G)      the preferences, if any, and the amounts thereof that the holders of the class or series will be entitled to receive upon the voluntary or involuntary dissolution, liquidation or winding up of, or upon any distribution of the assets of, the Corporation;

  (H)      whether the shares of the class or series will be convertible into, or exchangeable for, the shares of any other class or classes, or of any other series of the same or any other class or classes, of stock of the Corporation and the conversion price or prices, or ratio or ratios, or rate or rates, at which such conversion or exchange may be made, with such adjustments, if any, as shall be expressed or provided for in such resolution or resolutions; and

  (I)      such other special rights and protective provisions with respect to the class or series as the Board of Directors or any designated committee thereof may deem advisable.

 The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.  The Board of Directors or any designated committee thereof may from time to time increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized but unissued shares of Preferred Stock not designated for any other class or series thereof.  The Board of Directors or any designated committee thereof may from time to time decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series any unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

  (d)      Reverse Stock Split.  Each outstanding share of Common Stock as of April 2, 2010 (the “Split Date”) shall be exchanged for 1/10 of a share of Common Stock. Each certificate that prior to the Split Date represented shares of Common Stock shall then represent the number of shares of Common Stock into which such shares are split hereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which such person is entitled.  No new certificates representing fractional shares will be issued.  Instead, each share of stock that would otherwise be converted into fractional shares as a result of the stock split will be rounded to the nearest whole share.

ARTICLE FOURTH:    (a)      The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

(b)      Each holder of Shares of any class of stock of the Corporation shall upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of such Shares as the Board of Directors deems necessary to enforce the provisions of this Article Fourth.

(c)      Whenever it is deemed by the Board of Directors to be reasonably necessary to protect the Corporation from a possible limitation on its net operating loss carry forwards or built in losses (collectively, “NOLS”) under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), any regulation thereunder or any replacement or similar provision of any federal or state tax law or regulation, the Board of Directors may require a statement or affidavit from each proposed transferee of Shares of any class of stock of the Corporation setting forth the number of Shares of all classes of stock of the Corporation already owned, or treated as owned under Section 382 of the Code, by such proposed transferee in a form specified by the Board of Directors, and, in connection therewith, if the proposed transfer may result in a limitation on the use of, or a loss of, any NOLs, the Board of Directors shall have the right, but not the duty, to cause the Corporation to refuse to transfer such Shares to the proposed transferee. All contracts for the sale or other transfer of Shares shall be subject to the provisions of Article Fourth. For purposes of this Article Fourth, the term “Shares” includes any option, contingent purchase right, warrant, convertible debt instrument, put, contract or similar interest or instrument with respect to Shares.

(d)      Notwithstanding any other provision of this Certificate of Incorporation to the contrary, and subject to the provisions of subsection 4(d), there shall be a limit on the number of Shares of capital stock of the Corporation owned by any stockholder of the Corporation as set forth in the following sentence, such limitation herein referred to as the “Limit.”  No person or entity shall at any time directly or indirectly acquire any Shares of any class of stock of the Corporation which could cause such person or entity (1) to be treated as a “5-percent shareholder” within the meaning of Section 382 of the Code, (2) to be treated as a holder of capital stock of the Corporation in an amount that could otherwise result in a limitation on the use of, or loss of, the Corporation’s NOLs, or (3) to be the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended or any successor or replacement rule) of more than 4.5% of the outstanding Shares of capital stock of the Corporation.  Shares of any class of stock of the Corporation which are proposed to be acquired by a person in excess of the Limit at any time shall be deemed “Excess Shares.”

(i)      Any contract for the sale or other transfer of Shares of any class of stock of the Corporation which would, if consummated, result in a transferee owning Excess Shares, and any transfer of Shares of any class of stock of the Corporation which would result in a transferee owning Excess Shares shall, as to the Excess Shares, be null and void and be deemed an acquisition by such transferee of such Excess Shares for the account of the Corporation. All Excess Shares held by such transferee for the account of the Corporation shall cease to be outstanding and shall rinse to be entitled to dividends, voting rights and other benefits with respect to such Excess Shares, excepting only the holder's right to payment from the Corporation of the price determined and payable as set forth below.

(ii)      Upon receipt of notice of the existence of Excess Shares, the Corporation, at the direction of the Board of Directors, by notice to the holder thereof, may demand that the holder deliver the Excess Shares to the Corporation. Upon issuance of such demand, the Excess Shares shall be deemed cancelled and the holder shall be entitled to receive from the Corporation a price determined and payable as hereinafter set forth. Subject to the limitation on payment set forth below, the price of each Excess Share called for delivery shall be the average daily per share closing sales price if the class of stock of the Corporation comprising the Excess Share is listed on a national securities exchange, or on the National Association of Securities Dealers Inc. Automated Quotation system or any similar or successor system and if such class of stock is not so listed, shall be the mean between the average published per share closing bid and asked prices, in each case during the thirty day calendar period ending on the business day prior to receipt by the holder of the notice for delivery, or if there have been no sales on a national securities exchange or such system and no published bid and asked quotations with respect to such class of stock of the Corporation during such thirty-day calendar period, the price shall be the price determined by the Board of Directors in good faith.

(iii)      Unless the Board of Directors shall determine that it is in the interest of the Corporation to make earlier payment of all of the amount determined as the price per share in accordance with subsection 4(e)(ii), the price shall be payable only upon the liquidation of the Corporation and shall not exceed an amount which is the sum of the per share distributions designated as liquidation distributions and return of capital distributions declared with respect to other Shares of the Corporation of the same class or series, and no interest shall accrue with respect to the period subsequent to the issuance by the Corporation of the demand to the date of such payment.

(e)      The Board of Directors in their discretion may exempt from the Limit (i) ownership of certain designated Shares while owned by a person or entity who has provided the Board of Directors with evidence and assurance acceptable to the Board of Directors that no NOLs of the Corporation would be lost or limited thereby, or (ii) any other ownership if the Board of Directors determine that such exception is in the best interests of the Corporation.

(f)           Nothing contained in the Certificate of Incorporation, or in this Article Fourth shall limit the authority of the Board of Directors to take such other action as they deem necessary or advisable to protect the value of the NOLs to the Corporation.

(g)           If any provision of this Article Fourth or any application of any such provision is determined to be invalid by an federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Article fourth may be inconsistent with any other provision, this Article Fourth shall be controlling.

ARTICLE FIFTH: The name and mailing address of the incorporator is as follows:

Ms. Denise R. Morgan
444 North Michigan Avenue Suite 2300
Chicago, Illinois 60611

ARTICLE SIXTH:        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The Directors, subject only to the specific limitations contained in this Certificate and the By-Laws, shall have, without further or other authorization, free from any power of control on the part of the Shareholders, full, absolute and exclusive power, control and authority over the Corporation’s assets and over the business and affairs of the Corporation to the same extent as if the Directors were the sole owners thereof in their own right, and to do all such acts and things as in their sole judgment and discretion are necessary or incidental to, or desirable for, the carrying out of any of the purposes of the Corporation or conducting the business of the Corporation.  Any determination made in good faith by the Directors of the purposes of the Corporation or the existence of any power or authority hereunder shall be conclusive and each such determination and the basis therefor shall be set forth in the minutes of meetings of the Directors. In construing the provisions of this Certificate and the By-Laws, the presumption shall be in favor of the grant of powers and authority to the Directors. The enumeration of any specific power or authority herein shall not be construed as limiting the general powers or authority or any other specified power or authority conferred herein by statute or rule of law upon the Directors.

(b)           Specific Powers and Authorities.  Subject only to the express limitations contained in this Certificate and the By-Laws and in addition to any powers and authorities conferred by this Certificate and the By-Laws or which the Directors may have by virtue of any present or future statute or rule of law, the Directors without any action or consent by the Shareholders shall have and may exercise, at any time and from time to times, the following powers and authorities which may or may not be exercised by them in their sole judgment and discretion, and in such manner, and upon such terms and conditions as they may, from time to time, deem proper:

(1)           To retain, invest and reinvest the capital or other funds of the Corporation and, for such consideration as they deem proper, to purchase or otherwise acquire for cash or other property or through the issuance of Shares or other securities of the Corporation and hold for investment real or personal property of any kind, tangible or intangible, in entirety or in participation and to possess and exercise all the rights, powers and privileges appertaining to the ownership of the Corporation's assets with respect thereto;

(2)           To sell, rent, lease, hire, exchange, release, partition, assign, mortgage, pledge, hypothecate, grant security interest in, encumber, negotiate, convey, transfer or otherwise dispose of or grant interests in the Corporation’s assets by deeds, financing statements, security agreements and other instruments, trust deeds, assignments, bills of sale, transfers, leases or mortgages, for any of such purposes.  Provided, that any Board resolution authorizing the sale, lease or exchange of all or substantially all of the Corporation’s assets must be approved by the holders of a majority of the Shares entitled to vote thereon;

(3)           To enter into leases, contracts, obligations, and other agreements for a term extending beyond the term of office of the Directors and beyond the possible termination of the Corporation or for a lesser term;

(4)           To borrow money and give negotiable or non-negotiable instruments therefor; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of third parties; to enter into other obligations on behalf of the Corporation; and to assign, convey, transfer, mortgage, subordinate, pledge, grant security interests in, encumber or hypothecate the Corporation's assets to secure any of the foregoing;

(5)           To lend money, whether secured or unsecured, to any Person, including any person affiliated with the Corporation or the Advisor;

(6)           To create reserve funds for any purpose;

(7)           To incur and pay out of the Corporation’s assets any charges or expenses, and disburse any funds of the Corporation, which charges, expenses or disbursements are, in the opinion of the Directors, necessary or incidental to or desirable for the carrying out of any of the purposes of the Corporation or conducting the business of the Corporation, including, without limitation, taxes and other governmental levies, charges and assessments, of whatever kind or nature, imposed upon or against the Directors in connection with the Corporation or the Corporation’s assets or upon or against the Corporation's assets or any part thereof, and for any of the purposes herein;

(8)           To deposit funds of the Corporation in or with banks, trust companies, savings and loan associations, money market organizations and other depositories or issuers of depository-type accounts, whether or not such deposits will draw interest or be insured, the same to be subject to withdrawal or redemption on such terms and in such manner and by such person or persons (including any one or more Directors, officers, agents or representatives) as the Directors may determine;

(9)           To possess and exercise all the rights, powers and privileges appertaining to the ownership of all or any mortgages or securities issued or created by, or interests in, any person, forming part of the Corporation’s assets, to the same extent that an individual might and, without limiting the generality of the foregoing, to vote or give consent, request or notice, or waive any notice, either in person or by proxy or power of attorney, with or without power of substitution, to one or more persons, which proxies and powers of attorney may be for meetings or action generally or for any particular meeting or action, and may include the exercise of discretionary powers;

(10)         To enter into joint ventures, general or limited partnerships and any other lawful combinations or associations;

(11)         To elect or appoint officers of the Corporation (none of whom needs be a Director), who may be removed or discharged at the discretion of the Directors, such officers to have such powers and duties, and to serve such terms, as may be prescribed by the Directors or by the By-Laws of the Corporation, or as may pertain to such offices;

(12)         [reserved]

(13)         Subject to the provisions of the By-Laws, to engage or employ any persons as agents, representatives, employees, or independent contractors (including without limitation, real estate advisors, investment advisors, transfer agents, registrars, underwriters, accountants, attorneys at law, real estate agents, managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, in connection with the management of the Corporation’s affairs or otherwise, and to pay compensation from the Corporation for services in as many capacities as such person may be so engaged or employed and notwithstanding that any such person is, or is an Affiliated person of, a Director or officer of the Corporation, and, except as prohibited by law, to delegate any of the powers and duties of the Directors to any one or more Directors, agents, representatives, officers, employees, in-dependent contractors or other persons;

(14)         To determine whether moneys, securities or other assets received by the Corporation shall be charged or credited to income or capital or allocated between income and capital, including the power to amortize or fail to amortize any part or all of any premium or discount, to treat all or any part of the profit resulting from the maturity or sale of any asset, whether purchased at a premium or at a discount, as income or capital, or apportion the same between income and capital, to apportion the sales price of any asset between income and capital, and to determine in what manner any expenses or disbursements are to be borne as between income and capital, whether or not in the absence of the power and authority conferred by this subsection such moneys, securities or other assets would be regarded as income or as capital or such expense or disbursement would be charged to income or capital; to treat any dividend or other distribution on any investment as income or capital or to apportion the same between income and capital; to provide or fail to provide reserves for depreciation, amortization, doubtful collection, or obsolescence in respect of all or any part of the Corporation’s Assets subject to depreciation, amortization, collection, or obsolescence in such amounts and by such methods as they shall determine; and to determine the method or form in which the accounts and records of the Corporation shall be kept and to change from time to time such method or form;

(15)         To determine from time to time the value of all or any part of the Corporation’s Assets and of any services, securities, property or other consideration to be furnished to or acquired by the Corporation, and from time to time to revalue all or any part of the Corporation’s Assets in accordance with such valuations or other information, which valuations or other information may be provided by the Advisor and/or by other persons retained for the purpose, as the Directors, in their sole judgment, may deem necessary;

(16)         To collect, sue for, and receive all sums of money coming due to the Corporation, and to engage in, intervene in, prosecute, join, defend, compound, compromise, abandon or adjust, by arbitration or otherwise, any actions, suits, proceedings, disputes, claims, controversies, demands or other litigation relating to the Corporation, the Corporation’s Assets or the Corporation’s affairs, to enter into agreement therefor, whether or not any suit is commenced or claim accrued or asserted and, in advance of any controversy, to enter into agreements regarding arbitration, adjudication or settlement thereof;

(17)         To renew, modify, release, compromise, extend, consolidate, or cancel, in whole or in part, any obligation to or of the Corporation;

(18)         To purchase and pay for out of the Corporation’s Assets insurance contracts and policies insuring the Corporation’s Assets against any and all risks and insuring the Corporation, the Directors, the shareholders, the officers of the Corporation, the Advisor or any or all of them, against any and all claims and liabilities of every nature asserted by any person arising by reason of any action alleged to have been taken or omitted by the Corporation or by the Directors, Shareholders, officers, or by the Advisor;

(19)         To cause legal title to any of the Corporation’s Assets to be held by or in the name of the Corporation or one or more of the Directors or any other person as the Directors may determine, on such terms and in such manner and with such powers as are consistent with Section 144 of the Delaware General Corporation Law, and with disclosure that the Corporation or Directors are interested therein;

(20)         To adopt an accounting method for the Corporation, and from time to time change such accounting method, and to engage a firm of independent certified public accountants to audit the financial records of the Corporation;

(21)         To adopt and use a seal (but the use of a seal shall not be required for the execution of instruments or obligations of the Corporation);

(22)         With respect to any securities issued by the Corporation, to provide that the same may be signed by the manual signature of one or more Directors or officers, or persons who have theretofore been Directors or officers or by the facsimile signature of any such person (with or without countersignature by a transfer agent, registrar, authenticating agent or other similar person), and to provide that ownership of such securities may be conclusively evidenced by the books and records of the Corporation or any appropriate agent of the Corporation without the necessity of any certificate, all as determined by the Directors from time to time to be consistent with normal commercial practices;

(23)         To declare and pay cash distributions to Shareholders. Specifically, the Directors, in their discretion, shall declare and pay to Shareholders quarterly distributions in cash or other property, out of current or accumulated income, capital, capital gains, principal, surplus, proceeds from the increase or refinancing of Corporation obligations, from the repayment of loans made by the Corporation, from the sale of portions of the Corporation’s Assets, or from any other source as the Directors in their discretion shall determine. Provided, no such distribution shall impair the capital of the Corporation or otherwise violate the provisions of the Delaware General Corporation Law. Shareholders shall have no right to any distribution unless and until declared by the Directors. The date for determining the Shareholders who are entitled to participate in such distributions shall be established by the Directors within 45 days after the last day of the fiscal quarter with respect to which such distribution shall be made. The Directors shall furnish the Shareholders at the time of each such distribution with a statement in writing advising as to the source of funds so distributed or, if the source thereof has not then been determined, a written statement disclosing the source shall be sent to each Shareholder who received the distribution not later than (a) 60 days after the close of the fiscal year in which the distribution was made; or (b) promptly after the independent auditors of the Corporation have completed, or undertaken sufficient actions toward completion of, the annual audit of the Corporation, so that the Directors can determine the source of such distribution, whichever event shall occur later;

(24)         To adopt a distribution reinvestment or similar such plan for the Corporation, and to provide for the cost of the administration thereof to be borne by the Corporation;

(25)         To file any and all documents and take any and all such other action as the Directors in their sole judgment may deem necessary in order that the Corporation may lawfully conduct its business in any jurisdiction;

(26)         To participate in any reorganization, re-adjustment, consolidation, merger, dissolution, sale or purchase of assets, lease or similar proceedings of any corporation, partnership or other organization in which the Corporation shall have an interest and in connection therewith to delegate discretionary powers to any reorganization, protective or similar committee and to pay assessments and other expenses in connection therewith;

(27)         [reserved]

(28)         To do all other such acts and things as are incident to the foregoing, and to exercise all powers which are necessary or useful to carry on the business of the Corporation, to promote any of the purposes for which the Coro-ration is formed, and to carry out the provisions of these By-Laws.

(c)           The Directors shall have concurrent power with the stockholders to alter, amend, change, add to or repeal the By-Laws of the Corporation.

(d)           The number of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the corporation. Election of Directors need not be by written ballot unless the By-Laws so provide.

(e)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and any By-Laws hereafter adopted, provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the Directors which would have been valid if such By-Laws had not been adopted.

ARTICLE SEVENTH:     Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.

ARTICLE EIGHTH:         The books of the Corporation may be kept (subject to any requirement of the laws of the State of Delaware) out of the State of Delaware at such place or places as may be designated in the By-Laws of the Corporation. The election of Directors shall be pursuant to By-Laws of this Corporation.

ARTICLE NINTH:       (a) Elimination of Certain Liability of Directors.  A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.

(b)           Indemnification and Insurance.

(1)           Right to Indemnification.      Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent’ that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (b)(2) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other rapacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE NINTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(2)           Right of Claimant to Bring Suit. If a claim under paragraph (b)(1) of this ARTICLE NINTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its Shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its Shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3)           Non-Exclusivity of Rights.      The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-Laws, agreement, vote of Shareholders or disinterested directors or otherwise.

(4)           Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE TENTH:       (a) Any determination by the Directors of the date upon which termination shall occur shall be reflected in a vote of or written instrument signed by a majority of all of the Directors then in office, and ratified by the holders of a majority of the outstanding Shares; provided however that any plan for the termination of the Corporation which contemplates the distribution to the Shareholders of securities or other property in kind (other than the right promptly to receive cash) shall require the vote or consent of the holders of two-thirds of the outstanding Shares.

(b)           Upon the termination of the Corporation and unless otherwise provided in a plan for termination approved by the holders of two-thirds of the Shares outstanding and a majority of the Directors:

(1)           the Corporation shall carry on no business except for the purpose of winding up its affairs;

(2)           the Directors shall proceed to wind up the affairs of the Corporation and all of the powers of the Directors under this Certificate and the By-Laws shall continue until the affairs of the Corporation shall have been wound up, including the power to fulfill or discharge the contracts of the Corporation, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Corporation’s Assets to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business (and provided that the Directors may, if permitted by applicable law, and if they deem it to be in the best interest of the Shareholders, appoint a liquidating trust, or agent, or other entity to perform one or more of the foregoing functions); and

(3)           after paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary for their protection, the Directors or any liquidating trust, agent or other entity appointed by them, shall distribute the remaining Corporation’s Assets among the Shareholders, pro rata, according to the number of Shares held by each.

If any plan for the termination of the Corporation approved by the holders of two-thirds of the outstanding Shares and agreeable to a majority of the Directors provides for actions of the Directors other than aforesaid, the Directors shall have full authority to take all action as in their opinion is necessary or appropriate to implement such plan.

ARTICLE ELEVENTH:      Upon the vote or written consent of a majority of the Directors and with the approval of the holders of two-thirds of the Shares then outstanding, at a meeting the notice for which included a statement of the proposed action, the Directors may (a) merge the Corporation into, or sell, convey and transfer the Corporation’s Assets to, any corporation, association, trust or other organization, which may or may not be a subsidiary of the Corporation, in exchange for shares or securities thereof, or beneficial interests therein, or other consideration, and the assumption by such transferee of the liabilities of the Corporation and (b) thereupon terminate the Corporation and, subject to the By-Laws, distribute such shares, securities, beneficial interests, or other consideration, ratably among the Shareholders in redemption of their Shares, provided, however, that the Shareholders would, thereafter, be the sole equity owners of such entity.

ARTICLE TWELFTH:      (a)      This Certificate and the By-Laws may be amended by the vote or written consent of a majority of the Directors and of the holders of a majority of the outstanding Shares; provided, however, that no amendment which would reduce the priority of payment or amount payable to holders of Shares of the Corporation upon liquidation of the Corporation or that would diminish or eliminate any voting rights pertaining to holders of Shares shall be made unless approved by the vote or consent of the holders of two-thirds of the outstanding Shares present, in person or by proxy, and eligible to vote; provided further, however, that a majority of the Directors without the vote or consent of Shareholders may at any time amend this Certificate and the By-Laws to the extent deemed by the Directors in good faith to be necessary to clarify any ambiguities or correct any inconsistencies.

(b)           The affirmative written consent or vote of the holders of a majority of the Shares of the Corporation is required to approve the principal terms of any transaction and the nature and amount of the consideration, involving any sale, lease, exchange or other disposition of fifty percent (50%) or more of the assets of the Corporation in a single transaction or series of related transactions other than as part of the orderly liquidation and termination of the Corporation as directed by the Board of Directors.

(c)           The Independent Directors (as defined in the By-Laws) have no obligation to the Corporation to seek investment opportunities for the Corporation or to refer such opportunities to the Corporation.

ARTICLE THIRTEENTH:      This Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.